SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2016

PAYMENT DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30152	98-0190072
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12500 San Pedro, Suite 120, San Antonio, TX	78216
(Address of principal executive offices)	(Zip Code)

(210) 249-4100

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Habib Yunus as Chief Financial Officer

Effective December 30, 2016, Habib Yunus resigned from his position as our Chief Financial Officer and Senior Vice President.

We are grateful to Mr. Yunus for his service to our Company.

Appointment of Tom Jewell as Chief Financial Officer and his concurrent Resignation from our Board of Directors

On January 6, 2017, our Board of Directors appointed Tom Jewell as our Chief Financial Officer and Senior Vice President. At the same time, Mr. Jewell resigned from his position as a member of our Board of Directors and his respective committee assignments.

Mr. Jewell has over 35 years of business leadership experience focused on management, auditing, accounting, internal controls and finance. Mr. Jewell currently is founder and owner of LTJ Financial Consulting, LLC. LTJ Financial Consulting provides CFO and Controller advisory services for middle market companies in need of accounting process improvements or are looking to scale the business. Mr. Jewell has performed this role since May of 2009. His clients have included start-ups seeking funding, clients in the retail, staffing, construction and software industries and included time as an FDIC approved consultant assisting the FDIC close failed banking institutions during the banking crisis. Prior to 2009, Mr. Jewell has also served as CFO for a multi-state photography studio chain from 2007 to 2009. Prior to 2007, Mr. Jewell provided financial leadership to divisional units of RadioShack, Verizon and Kentucky Fried Chicken. Mr. Jewell, a Certified Public Accountant, began his career at Touche Ross (Deloitte). Mr. Jewell is a member of the Dallas and Fort Worth chapters of Financial Executives International (FEI) and a founding member of the Dallas Chapter of the CFO Leadership Council.

In connection with Mr. Jewell’s appointment, we entered into an employment agreement with Mr. Jewell. Pursuant to the employment agreement, we agreed to pay Mr. Jewell a base annual salary of $175,000, a one-time signing bonus of $30,000 and reimbursement of actual relocation expenses of up to $10,000. In addition, Mr. Jewell will be entitled to receive performance stock grants or stock options as awarded by our management annually up to an amount not exceeding 50% of the highest salary received in any year of the agreement.

Mr. Jewell will also receive 200,000 restricted stock units convertible into our common stock, pursuant and subject to the terms of our 2015 Equity Incentive Plan. Such units will vest in five equal installments beginning on January 6, 2018, continuing yearly and becoming fully vested on January 6, 2022.

We can terminate the employment agreement for cause, such as breach or fraud by the employee, or without cause, subject to payment by us of a deferred compensation. We will also pay a deferred compensation if Mr. Jewell terminates the employment agreement upon our default, after a change of control, such as a merger, acquisition or substantial change in our Board of Directors, or for good cause. The deferred compensation shall be the amount which is calculated as the base salary payments Mr. Jewell would have received had his employment continued for the remaining term of the employment agreement (including yearly increases calculated at the maximum increase for the prior two years), plus all of the benefits remaining under the employment agreement and a pro-rata portion of the bonus compensation for that year.

The foregoing description of the employment agreement is not complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Forward-Looking Statements Disclaimer

This report contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements related to our future activities, our planned spin-off, or future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in our Annual Report on Form 10-K and in other documents that we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

Item 9.01. Financial Statements and Exhibits.

10.1        Employment agreement between Tom Jewell and Payment Data Systems, Inc., dated January 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYMENT DATA SYSTEMS, INC.

Date: January 6, 2017

By:       /s/ Louis A. Hoch

Name: Louis A. Hoch

Title: Chief Executive Officer and President